Exhibit   99.1

Press Release

For More Information, Call:

ELLEN M. SYKORA
INVESTOR RELATIONS	February 5, 2008
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS RESULTS FOR THE

QUARTER AND YEAR ENDED DECEMBER 31, 2007

ANGLETON, TX, FEBRUARY 5, 2008 — Benchmark Electronics, Inc. (NYSE: BHE), a leading contract manufacturing provider, announced sales of $735 million for the quarter ended December 31, 2007, compared to $737 million for the same quarter in the prior year. Fourth quarter net income was $21 million, or $0.29 per diluted share. In the comparable period of 2006, net income was $28 million, or $0.43 per diluted share.

Excluding restructuring charges, integration costs, amortization of intangibles and the impact of stock-based compensation costs, the Company would have reported net income of $25 million, or $0.35 per diluted share, in the fourth quarter of 2007. Excluding restructuring charges and the impact of stock-based compensation costs, the Company would have reported net income of $29 million, or $0.44 per diluted share, in the fourth quarter of 2006.

Sales for the years ended December 31, 2007 and 2006 were each $2.9 billion. Net income for the year ended December 31, 2007 was $93 million, or $1.28 per diluted share. In the prior year, net income was $112 million, or $1.71 per diluted share.

Excluding restructuring charges, integration costs, amortization of intangibles, the impact of stock-based compensation costs and a discrete tax benefit related to a previously closed facility, the Company would have reported net income of $98 million, or $1.35 per diluted share, in 2007. Excluding restructuring charges, the impact of stock-based compensation expense and a tax benefit resulting from the closure of our UK facility, the Company would have reported net income of $113 million, or $1.74 per diluted share, in 2006.

“In 2007 we achieved several major goals — we expanded our customer base, enhanced our manufacturing and engineering capabilities, completed the integration of recent acquisitions, and realigned our manufacturing facilities,” said Cary T. Fu, the Company’s Chief Executive Officer. “We are delighted to have the heavy lifting behind us. We are on an excellent pathway for increased business from new and existing customers in 2008.”

Fourth Quarter 2007 Financial Highlights

•                  Operating margin for the fourth quarter was 3.0% on a GAAP basis and was 3.7%, excluding restructuring charges, integration costs, amortization of intangibles and the impact of stock-based compensation expense.

•                  Cash flows provided by operating activities for the fourth quarter were approximately $59 million.

•                  Cash and short-term investments balance was $382 million at December 31, 2007.

•                  Total debt outstanding was $13 million.

•                  Accounts receivable was $486 million at December 31, 2007; calculated days sales outstanding were 60 days.

•                  Inventory was $362 million at December 31, 2007; inventory turns were 7.6 times.

•                  Repurchases of common shares through February 4, 2008 were $74 million.

2008 Outlook

For 2008, we expect top line growth of 5-8% for the year and earnings per share growth in the range of 15-20%, excluding amortization of intangibles and the impact of stock-based compensation expense.

Looking forward, sales for the first quarter of 2008 are expected to be between $700 million and $725 million. Diluted earnings per share for the first quarter, excluding amortization of intangibles and the impact of stock-based compensation expense, are expected to be between $0.33 and $0.37.

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that excludes certain items and therefore are not in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain items to better assess operating performance and to help investors compare our results with our previous guidance.

Non-GAAP information is not necessarily comparable to Non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Our forward-looking statements may be deemed to include, among other things, the statement that “we expect top line growth of 5-8% for the year and earnings per share growth in the range of 15-20%, excluding amortization of intangibles and the impact of stock-based compensation expense”, and our sales and earnings per share guidance for the first quarter of 2008, as well as other statements, express or implied, concerning: future operating results or the ability to generate sales, income or cash flow; and Benchmark’s business and growth strategies, including expected internal growth and performance goals. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, and customer actions.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date of the release, and Benchmark assumes no obligation to update any such forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Persons are advised to consult further disclosures on related subjects in Benchmark’s Form 10-K for the year ended December 31, 2006, in its other filings with the Securities and Exchange Commission and in its press releases.

Additional Information

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 20 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results

 (Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Income from operations (GAAP)	$21,681	$32,041	$91,633	$125,501
Stock-based compensation	680	669	3,120	2,952
Restructuring charges and integration costs	4,580	245	11,581	4,723
Amortization of intangibles	447	—	1,788	—
Non-GAAP income from operations	$27,388	$32,955	$108,122	$133,176

Net income (GAAP)	$20,876	$28,295	$93,282	$111,677
Stock-based compensation, net of tax	478	500	2,166	2,167
Restructuring charges and integration costs, net of tax	3,080	191	8,291	4,044
Amortization of intangibles, net of tax	291	—	1,196	—
Income tax benefit	—	—	(6,481)	(4,760)
Non-GAAP net income	$24,725	$28,986	$98,454	$113,128

Numerator for basic earnings per share - net
income (GAAP)	$20,876	$28,295	$93,282	$111,677
Interest expense on convertible debt, net of tax	—	—	147	—
Numerator for diluted earnings per share (GAAP)	$20,876	$28,295	$93,429	$111,677

Earnings per share: (GAAP)
Basic	$0.29	$0.44	$1.29	$1.74
Diluted	$0.29	$0.43	$1.28	$1.71

Numerator for basic earnings per share - net income (Non-GAAP)	$24,725	$28,986	$98,454	$113,128
Interest expense on convertible debt, net of tax	—	—	147	—
Numerator for diluted earnings per share (Non-GAAP)	$24,725	$28,986	$98,601	$113,128

Earnings per share: (Non-GAAP)
Basic	$0.35	$0.45	$1.37	$1.76
Diluted	$0.35	$0.44	$1.35	$1.74

Weighted average shares used in calculating earnings per share:
Basic	71,309	64,705	72,061	64,306
Diluted	71,555	65,397	72,829	65,121

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Net sales	$734,547	$737,340	$2,915,919	$2,907,304
Cost of sales	683,373	687,742	2,716,985	2,707,781

Gross profit	51,174	49,598	198,934	199,523

Selling, general and administrative expenses	24,466	17,312	93,932	69,299
Amortization of intangibles	447	—	1,788	—
Restructuring charges and integration costs	4,580	245	11,581	4,723

Income from operations	21,681	32,041	91,633	125,501

Other income (expense):
Interest expense	(397)	(86)	(2,183)	(354)
Other	2,777	1,102	11,910	6,610
Total other income, net	2,380	1,016	9,727	6,256

Income before income taxes	24,061	33,057	101,360	131,757

Income tax expense	3,185	4,762	8,078	20,080

Net income	$20,876	$28,295	$93,282	$111,677

Numerator for basic earnings per share - net income	$20,876	$28,295	$93,282	$111,677
Interest expense on convertible debt, net of tax	—	—	147	—
Numerator for diluted earnings per share	$20,876	$28,295	$93,429	$111,677

Denominator for basic earnings per share — weighted-average number of common shares outstanding during the period	71,309	64,705	72,061	64,306
Incremental common shares attributable to exercise of outstanding equity instruments	246	692	768	815
Denominator for diluted earnings per share	71,555	65,397	72,829	65,121

Earnings per share:
Basic	$0.29	$0.44	$1.29	$1.74
Diluted	$0.29	$0.43	$1.28	$1.71

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

December 31, 2007

(Amounts in Thousands)

(UNAUDITED)

Assets

Current assets:
Cash and cash-equivalents	$199,198
Short-term investments	182,825
Accounts receivable, net	485,907
Inventories, net	361,952
Other current assets	75,409

Total current assets	1,305,291

Property, plant and equipment, net	144,182
Other assets, net	29,650
Goodwill, net	283,725

Total assets	$1,762,848

Liabilities and Shareholders’ Equity

Current liabilities:
Current installments of long-term debt and capital lease obligations	$430
Accounts payable	359,422
Accrued liabilities	61,208
Total current liabilities	421,060

Long-term debt and capital lease obligations, less current installments	12,096
Other long-term liabilities	41,170
Shareholders’ equity	1,288,522

Total liabilities and shareholders’ equity	$1,762,848